CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Remy International, Inc. Omnibus Incentive Plan of our report dated March 2, 2012 (except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive income as described in Note 2 and Note 14, as to which the date is September 21, 2012), with respect to the consolidated financial statements and schedule of Remy International, Inc., included in its Registration Statement (Form S-1 No. 333-173081) and related Prospectus dated November 5, 2012, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
Indianapolis, Indiana
February 13, 2013